Exhibit 99.1

GT Solar Names John R. Granara Vice President Finance, Chief Accounting Officer and Corporate Controller

MERRIMACK, N.H., June 1, 2011— GT Solar International, Inc. (NASDAQ: SOLR), a global provider of polysilicon production technology, and sapphire and silicon crystalline growth systems, and materials for the LED and other specialty markets, today announced the appointment of John R. Granara as vice president finance, chief accounting officer & corporate controller effective immediately. Granara succeeds Richard E. Johnson who resigned last week to pursue other interests.

Granara joins GT Solar with nearly 20 years of international finance experience in leadership and management positions with publicly-traded companies. Most recently, since January of 2010 Granara served as interim chief financial officer at A123 (NASDAQ:AONE).  Prior to that, from 2007 to 2010, Granara was A123’s vice president, finance and corporate controller. At A123, Granara led a worldwide finance organization responsible for accounting, finance, treasury, planning, financial systems, business controls, and external reporting, including staffing and finance activities in China and Korea.

“We are delighted to have an experienced finance executive like John Granara join GT at such an exciting growth phase in the company’s development,” said Richard Gaynor, chief financial officer.  “We are grateful for the contributions that Rich Johnson made during his years at GT and we wish him the best.”

About GT Solar International, Inc.

GT Solar International, Inc. (NASDAQ: SOLR), is a global provider of polysilicon production technology, and sapphire and silicon crystalline growth systems and materials for the solar, LED and other specialty markets. The company’s products and services allow its customers to optimize their manufacturing environments and lower their cost of ownership. For additional information about GT Solar, please visit www.gtsolar.com.

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Contacts:

Media	Investors/Analysts
GT Solar	GT Solar
Jeff Nestel-Patt	Ryan Blair
jeff.nestelpatt@gtsolar.com	ryan.blair@gtsolar.com
(603) 204-2883	(603) 681-3869